Exhibit 99.2

Pono Capital Three, Inc. Announces Closing of $115,000,000 Initial Public Offering and Full Exercise of Over-Allotment Option

HONOLULU, HAWAII – February 14, 2023 – Pono Capital Three, Inc. (the “Company”) today announced the closing of its initial public offering of 10,000,000 units at $10.00 per unit, including 1,500,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The units are listed on the Nasdaq Stock Market LLC (“Nasdaq”) and began trading on February 10, 2023 under the ticker symbol “PTHRU”. Each unit consists of one Class A ordinary share and one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PTHR” and “PTHRW”, respectively.

The Company is a newly incorporated blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company believes that there are many target companies that could become attractive public companies and will seek a target in the disruptive technology sector with a spotlight on companies in Asia with Japan in particular. The Company is led by Davin Kazama, Chief Executive Officer, Gary Miyashiro, Chief Financial Officer, and Dustin Shindo, Chairman of the Board.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), acted as the sole book running manager for the offering.

Nelson Mullins Riley & Scarborough LLP served as legal counsel to the Company. Kirkland & Ellis LLP served as counsel to EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-268283) relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on February 9, 2023 and was filed with the SEC on February 10, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Davin Kazama
Chief Executive Officer

Pono Capital Three, Inc.
Email: davin@ponocorp.com
Phone: (808) 892-6611